EXHIBIT (a)(1)(E)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK
OF
Galyan’s Trading Company, Inc.
BY
Diamondbacks Acquisition Inc.
a wholly owned subsidiary
OF
Dick’s Sporting Goods, Inc.
AT
$16.75 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, ON WEDNESDAY, JULY 28, 2004,

UNLESS THE OFFER IS EXTENDED.

To Our Clients:

      Enclosed for your consideration is an Offer to Purchase dated June 29, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal, relating to an offer by Diamondbacks Acquisition Inc., an Indiana corporation (“Purchaser”) and a wholly owned subsidiary of Dick’s Sporting Goods, Inc., a Delaware corporation (“Dick’s”), to purchase for cash all the outstanding shares of common stock, no par value per share (the “Shares”), of Galyan’s Trading Company, Inc., an Indiana corporation (“Galyan’s”), at a purchase price of $16.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 29, 2004 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

      We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

      We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

      1. The Offer price is $16.75 per Share, net to the seller in cash, without interest thereon.

      2. The Offer is made for all issued and outstanding Shares.

      3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 21, 2004, by and among Galyan’s, Dick’s and Purchaser (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Indiana Business Corporation Law, Purchaser will be merged with and into Galyan’s (the “Merger”). Following the effective time of the Merger, Galyan’s will continue as the surviving corporation and become a wholly owned subsidiary of Dick’s and the separate corporate existence of Purchaser will cease.

      4. The Board of Directors of Galyan’s unanimously, with the management director abstaining (i) determined that the Offer and the Merger are advisable and in the best interests of Galyan’s, (ii) approved and adopted the plan of merger (as such term is used in section 23-1-40-1 of the Indiana Business Corporation Law) contained in the Merger Agreement, (iii) recommended acceptance of the Offer and approval of the plan of merger contained in the Merger Agreement by the shareholders of Galyan’s, (iv) irrevocably took all necessary steps to cause Chapter 42 of the Indiana Business Corporation Law to be inapplicable to the Merger, the Shareholder Tender Agreement and the acquisition of shares pursuant to the Offer and the Shareholder Tender Agreement, (v) irrevocably took all necessary steps to approve Dick’s and Purchaser becoming, pursuant to the Merger, the Shareholder Tender Agreement and/or the acquisition of company stock pursuant to the Offer and the Shareholder Tender Agreement, “interested shareholders” within the meaning of Section 23-1-43-10 of the Indiana Business Corporation Law and to cause any other requirements of Chapter 43 of the Indiana Business Corporation Law to be inapplicable to the Merger, the Shareholder Tender Agreement and the acquisition of shares pursuant to the Offer and the Shareholder Tender Agreement and (vi) irrevocably resolved to elect, to the extent of Galyan’s Board of Directors’ power and authority and to the extent permitted by law, not to be subject to any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Shareholder Tender Agreement.

      5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, July 28, 2004, unless the Offer is extended.

      6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

      7. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn a number of Shares that represents an amount equal to a number of Shares that (including the Shares tendered under the Shareholder Tender Agreement entered into with Dick’s, Purchaser and certain holders of Galyan’s common stock (the “Shareholder Tender Agreement”)) immediately prior to the acceptance for payment of Galyan’s common shares pursuant to the Offer represents at least a majority of the sum of (A) the aggregate number of Galyan’s common shares outstanding immediately prior to the acceptance of Galyan’s common stock pursuant to the Offer, plus (B) the aggregate number of Galyan’s common stock issuable upon the exercise of any option, warrant, other right to acquire capital stock of Galyan’s or other security exercisable or convertible for Galyan’s common stock or other capital stock of Galyan’s outstanding immediately prior to the acceptance of Galyan’s common stock pursuant to the offer), and (2) any applicable waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offer” of the Offer to Purchase.

      The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. Dick’s and Purchaser are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Dick’s and Purchaser become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Dick’s and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Dick’s and Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the Galyan’s shareholders in that state.

      If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

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INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF
Galyan’s Trading Company, Inc.
BY
Diamondbacks Acquisition Inc.
a wholly owned subsidiary
OF
Dick’s Sporting Goods, Inc.

AT

$16.75 NET PER SHARE

      The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated June 29, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal, pursuant to an offer by Diamondbacks Acquisition Inc., an Indiana corporation (“Purchaser”) and a wholly owned subsidiary of Dick’s Sporting Goods, Inc., a Delaware corporation (“Dick’s”), to purchase for cash all the outstanding shares of common stock, no par value per share (the “Shares”), of Galyan’s Trading Company, Inc., an Indiana corporation (“Galyan’s”), at a purchase price of $16.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions and the related Letter of Transmittal.

      This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered*

Date: ______________________________________, 2004

SIGN HERE

Signature(s)

Please Print

Address

Area Code and Telephone

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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